                                                                Exhibit 99.1



                                       Kathleen S. Dvorak
                                       Vice President, Investor Relations
                                             or
                                       Daniel H. Bushell
                                       Executive Vice President,
                                       Chief Development Officer and
                                       Chief Financial Officer
                                       United Stationers Inc.
                                       (847)  699-5000

                                       FOR IMMEDIATE RELEASE



                  UNITED STATIONERS ANNOUNCES STOCK REPURCHASE PROGRAM
                       AND COMMENTS ON SALES AND EARNINGS OUTLOOK


     DES PLAINES, Ill., March 11, 1999 - The Board of Directors of United Stationers Inc. (NASDAQ: USTR) announced today that it has authorized a share repurchase program of up to $50.0 million of the Company's common stock. The buyback program is contingent upon receiving the approval of the Company's senior lenders which is expected prior to month end. Once approval is obtained, purchases will be made from time to time in the open market or in privately negotiated transactions. The Company currently has 37.2 million shares outstanding.

    "We continue to have opportunities to utilize our capital for acquisitions on an opportunistic basis. However, given current market conditions, the repurchase of our stock is a compelling alternative. Our ability to generate strong cash flow allows us to fund both the repurchase program and strategic acquisitions," said Dan Bushell, executive vice president and chief financial officer.

    In addition, the Company reported that organic sales for the first quarter-to-date were up slightly over 1%. Management expects earnings per share for the first quarter ended March 31, 1999 to be in the range of $0.48 to $0.50, compared with $0.44 in the prior year, a 9% to 14% increase. The Company is reporting interim quarterly results in connection with the repurchase announcement and does not intend to establish a precedent.

    "While we are experiencing a slowdown in the rate of our top-line growth, we are effectively adjusting our expense levels. We are extremely pleased with the ongoing improvements in our operational performance. Near term, we believe that current trends will continue and that our sales initiatives will begin to build momentum as we progress through the year. We remain committed to our long-term goal of top-line organic growth of 6-9% and earnings per share growth of 15%," said Randall Larrimore, president and chief executive officer.

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

United Stationers Announces Stock
Repurchase Program And Comments
On Sales And Earnings Outlook
Page two of two


    With the exception of statements with regard to historical matters, the matters discussed in this press release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. Such risks and uncertainties include, but are not limited to, the highly-competitive environment in which the Company operates, the integration of acquisitions, changes in end-users' traditional demands for business products, reliance by the Company on certain key suppliers, and the effects on the Company of fluctuations in manufacturers' pricing and general economic conditions. A description of these factors, as well as other factors which could affect the Company's business, is set forth in filings by the Company with the Securities and Exchange Commission, including the Company's Registration Statement filed on June 9, 1998.

    United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its integrated computer-based distribution system, it makes more than 35,000 items available to 20,000 resellers within 24 hours of order placement through 40 regional distribution centers, 19 Lagasse distribution centers that serve the janitorial and sanitation industry and 6 Azerty distribution centers that serve computer supply resellers.

    The Company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: USTR.

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